UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2640971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

2000 Management and Director Equity Incentive and Compensation Plan (as amended)

(Full title of the plan)

Mr. Mark Lucky

Chief Financial Officer

IceWEB, Inc.

22900 Shaw Road, Suite 111

Sterling, VA 20166

(Name and address of agent for service)

(571) 287-2388

(Telephone number, including area code, of agent for service)

Copy to:

James Schneider, Esq

Schneider Weinberger & Beilly LLP

2200 Corporate Blvd. N.W., Suite 210

Boca Raton, FL 33431

(561) 362-9595

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common stock, par value $0.001 per share (2)	30,000,000	$0.07	$2,100,000	$117

(1)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the registrant’s common stock as reported on the OTC Bulletin Board on January 18, 2009.

(2)         Pursuant to Rule 416, there are also being registered such additional and indeterminable number of shares of common stock as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(3)         Represents the Proposed Maximum Aggregate Offering Price multiplied by $.00005580.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS1

Item 1. Plan Information.

We established the Plan effective August 21, 2000, and amended from time to time, to provide us with flexibility and to conserve our cash resources in compensation certain of our technical, administrative and professional employees and consultants. We have reserved at the present time a total of 30,000,000 shares of our common stock for issuance under the Plan. The issuance of shares under the Plan is restricted to persons who are closely related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. Shares must be issued only for bona fide services. Shares may be awarded under the Plan pursuant to individually negotiated compensation contracts as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of shares that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the shares to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting the Company in developing our internal infrastructure, our strategic planning and our acquisition and strategic alliance program.

The Plan does not require restrictions on the transferability of shares issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 (“ERISA”). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at its principal office at 22900 Shaw Road, Suite 111, Sterling, Virginia 20166, attention: Chief Executive Officer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation mast not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

_________________________

1 The information called for by Part I of this registration statement on Form S-8 will be delivered to eligible persons as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

•

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008, filed with the SEC on December 29, 2008 and Form 10-KSB/A for the fiscal year ended September 30, 2008, filed with the SEC on January 9, 2009,

•

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 14, 2009, as amended by the Report on Form 10-Q/A filed with the SEC on September 8, 2009, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 14, 2009, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, filed with the SEC on February 13, 2009.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

You may access each of these documents on the SEC’s website at www.sec.gov. or you may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary

IceWEB, Inc.

22900 Shaw Road, Suite 111

Sterling, VA 20166

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Schneider Weinberger & Beilly LLP *

10.1	Amendments to 2000 Management and Director Equity Incentive and Compensation Plan*

23.1	Consent of Sherb & Co. LLP *

23.2	Consent of Schneider Weinberger & Beilly LLP (contained in such firm’s opinion filed as Exhibit 5.1) *

*	filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set for in the “Calculation of Registration Fee” table herein;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission that are incorporated herein by reference;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in Sterling, Virginia on October 5th, 2009.

ICEWEB, INC.

/s/ John R. Signorello

By:	John R. Signorello, CEO,

Principal executive officer

/s/ Mark B. Lucky

By:	Mark B. Lucky, Chief Financial Officer,

principal accounting and financial officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Signorello	CEO and director, principal executive officer	October 07, 2009
John R. Signorello

/s/ Mark B. Lucky	Chief Financial Officer, principal financial and accounting officer	October 07, 2009
Mark B. Lucky

/s/ Harold F. Compton	Director	October 07, 2009
Harold F. Compton

/s/ Raymond J. Pirtle, Jr.	Director	October 07, 2009
Raymond J. Pirtle, Jr.

/s/ Joseph Druzak	Director	October 07, 2009
Joseph Druzak

/s/ Jack Bush	Director	October 07, 2009
Jack Bush

/s/ Harry E. Soyster	Director	October 07, 2009
Harry E. Soyster